January 29, 2015

Elessar Funds Investment Trust

1111 Superior Avenue

Suite 1310

Cleveland, OH 44114

Dear Sirs:

You have requested my opinion, as counsel to Elessar Funds Investment Trust, a Delaware statutory trust (the "Trust"), as to certain matters regarding the organization of the Trust, the registration of the Trust under the Investment Company Act of 1940 and the registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest for the Series of Shares ("Series") of the Trust.  As such counsel, I have examined the Declaration of Trust, the By-Laws of the Trust, resolutions and minutes of meetings of the Trust's Board of Trustees and such other documents as I have deemed to be necessary to render the opinion expressed herein.

Based upon such examination, I am of the opinion that the Trust is duly organized and existing under the laws of the State of Delaware, that the issuance of the Series has been duly authorized by the Trust and that, when sold in accordance with the terms of the Trust's Registration Statement on form N-1A, including receipt by the Trust of full payment for the Series, the Series will have been validly issued.  In addition, purchasers of securities of these entities will not have any obligation to make payments to the registrant or its creditors (other than the purchase price for the securities) or contributions to the registrant or its creditors solely by reason of the purchasers’ ownership of the securities.

I hereby consent to the use of this opinion as an exhibit to the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission and in any amendment thereto.

Very truly yours,

/s/ Mitch Krahe

MITCH KRAHE

1111 Superior Avenue• Suite 1310 • Cleveland, Ohio 44114 • www.elessarinvest.com